Exhibit 99.1

News Release

Media Contact:	Investor Contact:
Eva Schmitz	Dustin Stilwell
812.306.2424	812.306.2964
evaschmitz@berryplastics.com	dustinstilwell@berryplastics.com

FOR IMMEDIATE RELEASE

Berry Plastics Completes Acquisition of AVINTIV Inc.

Creating Global Leader in Plastics Packaging and Engineered Specialty Materials

EVANSVILLE, Ind. –Oct. 1, 2015 – Today, Berry Plastics Group, Inc. (NYSE: BERY) completed the previously announced acquisition of AVINTIV Inc. (AVINTIV) from private equity funds managed by Blackstone for a cash purchase price of approximately $2.45 billion, subject to post-closing adjustment for working capital and certain other items.

AVINTIV is one of the world’s leading developers, producers, and marketers of specialty materials used in infection prevention, personal care, and high-performance solutions. With 23 locations in 14 countries, and an employee base of over 4,500 people, AVINTIV offers one of the broadest ranges of process technologies in the industry.

“We are extremely excited to complete the acquisition of AVINTIV and to welcome the AVINTIV team to the Berry Plastics organization. The combination of Berry Plastics and AVINTIV creates a global leader in plastics packaging and engineered specialty materials,” said Jon Rich, Chairman and CEO of Berry Plastics. “With this acquisition we have expanded our global footprint, added complementary products to our existing product portfolio, and will be able to further capitalize on the rapidly growing global markets for hygiene and healthcare products.”

Credit Suisse and Barclays acted as financial advisors and Bryan Cave acted as legal advisor for Berry Plastics. Citi and BofA Merrill Lynch acted as financial advisors and Simpson Thacher & Bartlett LLP acted as legal advisor for AVINTIV and Blackstone.

About Berry Plastics

Berry Plastics Group, Inc. is a leading provider of value-added plastic consumer packaging and engineered materials delivering high-quality customized solutions to our customers with annual net sales of $5.0 billion in fiscal 2014. With world headquarters in Evansville, Indiana, the Company’s common stock is listed on the New York Stock Exchange under the ticker symbol BERY. For additional information, visit the Company’s website at www.berryplastics.com.

Forward-looking statements

Certain statements and information included in this release may constitute “forward looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry Plastics to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the company’s SEC filings. We do not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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